Exhibit 5.1

Rio Tinto plc 6 St James’s Square London SW1Y 4AD United Kingdom
7 March 2025

The Directors
Rio Tinto plc
6 St. James’s Square
London, SW1Y 4AD

Ladies and Gentlemen,

This opinion relates to the registration statement on Form S-8 (the “Registration Statement”) of Rio Tinto plc, a company registered in England and Wales, in connection with the registration under the United States Securities Act of 1933 (the “Act”) of 1,420,064 ordinary shares, nominal value 10 pence per share, in the capital of Rio Tinto plc (“Ordinary Shares”). The Ordinary Shares subject to the Registration Statement are reserved for issuance or issuable pursuant to the assumption by Rio Tinto plc of each outstanding stock option, restricted share right and restricted stock unit, excluding any equity awards held by any non-employee director (each, a “Legacy Arcadium Award”) granted under the Arcadium Lithium plc Omnibus Incentive Plan (the “Arcadium Plan”) or the Livent Corporation Incentive Compensation and Stock Plan (the “Livent Plan”), in connection with Rio Tinto’s acquisition of Arcadium, and pursuant to the Transaction Agreement dated as of 9 October 2024 (the “Transaction Agreement”).

The Ordinary Shares subject to the Registration Statement consist of (i) 811,088 Ordinary Shares reserved for issuance or issuable upon the exercise or settlement of the converted Legacy Arcadium Awards granted under the Arcadium Plan; and (ii) up to 608,976 Ordinary Shares reserved for issuance or issuable upon the exercise or settlement of the converted Legacy Arcadium Awards granted under the Livent Plan.

In arriving at the opinion expressed below, I have examined and relied on copies of such corporate records and other documents, including the Registration Statement and the Transaction Agreement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion. I have also assumed that there are no agreements or understandings between or among Rio Tinto plc and any participants in the Arcadium Plan or the Livent Plan that would expand, modify or otherwise affect the terms of the plans or the respective rights or obligations of the participants thereunder. This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that:

(i)	the Company has been duly organized and is an existing corporation in good standing under the laws of England and Wales;

(ii)	any Ordinary Shares to be issued by Rio Tinto plc pursuant to and in accordance with the Arcadium Plan will, when issued and delivered pursuant to Rio Tinto plc’s Articles of Association and in accordance with the Transaction Agreement, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders); and
(iii)	any Ordinary Shares to be issued by Rio Tinto plc pursuant to and in accordance with the Livent Plan will, when issued and delivered pursuant to Rio Tinto plc’s Articles of Association and in accordance with the Transaction Agreement, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).

I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such ordinary shares in the capital of Rio Tinto plc. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Steve Allen .

Steve Allen
Solicitor
Deputy Chief Legal Officer
Rio Tinto plc